CERTIFICATE OF DESIGNATIONS

OF

APT SYSTEMS, INC.

ESTABLISHING THE DESIGNATIONS, PREFERENCES,

LIMITATIONS AND RELATIVE RIGHTS OF ITS

SERIES A PREFERRED STOCK

Pursuant to the Delaware General Corporation Law, APT Systems, Inc., a corporation organized and existing under the laws of Delaware (the "Company"),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, and pursuant to the Delaware General Corporation Law, the Board of Directors, by unanimous written consent of all members of the Board of Directors on March 10, 2017, duly adopted a resolution providing for the issuance of a series of shares of Series A Preferred Stock, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of APT Systems, Inc. by the provisions of the Certificate of Incorporation of the Company, as amended, a series of the preferred stock, par value $0.001 per share, of the Company be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of "Series A Preferred Stock"; and

FURTHER RESOLVED, that the Series A Preferred Stock shall consist of 1,000,000 shares; and

FURTHER RESOLVED, that the Series A Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below.

Section 1.

DESIGNATION OF SERIES.

The shares of such series shall be designated as the Series A Preferred Stock and the number of shares initially constituting such series shall be up to 1,000,000 shares (the “Preferred Stock”).

Section 2.

DEFINITIONS.

For purposes of this Designation, the following definitions shall apply:

(a)

“Business Day” means a day in which a majority of the banks in the State of Delaware in the United States of America are open for business.

(b)

“Common Stock” means the Company’s $0.0001 par value common stock, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Company is a constituent corporation.

(c)

“Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Company for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of capital stock of the Company in connection with the settlement of disputes with any shareholder, (iv) any other repurchase or redemption of capital stock of the Company approved by the holders of (a) a majority of the Common Stock and (b) a majority of the Preferred Stock of the Company voting as separate classes.

(d)

“Holder” shall mean the person or entity in which the Series A Preferred Stock is registered on the books of the Company, which shall initially be the person or entity which subscribes for the Preferred Stock, and shall thereafter be permitted and legal assigns which the Company is notified of by the Holder and which the Holder has provided a valid legal opinion in connection therewith to the Company.

(e)

“Holders” shall mean all Holders of the Series A Preferred Stock.

(f)

“Junior Stock” Junior Stock shall mean the Common Stock and each other class of capital stock or series of preferred stock of the Company created after the Original Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series A Preferred Stock upon the liquidation, winding-up or dissolution of the Company.

(g)

“Liquidation Preference” shall mean the Original Issue Price per share for each share of Series A Preferred Stock (as appropriately adjusted for any Recapitalizations).

(h)

“Original Issue Date” shall mean the date upon which the shares of Series A Preferred Stock is first issued.

(i)

“Preferred Stock Certificates” means the certificates, as replaced from time to time, evidencing the outstanding Preferred Stock shares.

(j)

“Recapitalization: shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(k)

“Restricted Shares” means any shares of the Company’s stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act of 1933, as amended and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar):

“The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts.”

SECTION 3.

DIVIDENDS.

(a)

The holders of the Preferred Stock shall not be entitled to receive any dividends.

(b)

To the fullest extent permitted by the Delaware General Corporation Law, the Company shall be expressly permitted to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Company to be unable to pay its debts as they become due in the usual course of business.

SECTION 4.

LIQUIDATION PREFERENCE

(a)

Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of the Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Company to the Holders of the Junior Stock by reason of their ownership of such stock.

(b)

Remaining Assets. After the payment to the Holders of Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Company legally available for distribution by the Company shall be distributed with equal priority and pro rata among the Holders of the Junior Stock in proportion to the number of shares of Junior Stock, and the terms of such Junior Stock, held by them.

(c)

Valuation of Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors. In the event of a merger or other acquisition of the Company by another entity, the Distribution date shall be deemed to be the date such transaction closes.

SECTION 5.

CONVERSION.

The Series A Preferred Stock shall be convertible into Common Stock at a ratio of 2,000 shares of common stock for each share of converted Series A Preferred Stock.

SECTION 6. VOTING.

(a)

With respect to each matter submitted to a vote of stockholders of the Corporation, each holder of Series A Preferred Shares shall be entitled to cast that number of votes which is equivalent to the number of shares of Series A Preferred Shares owned by such holder at a ratio of two thousand votes to one (2,000:1) wherein the holder is entitle to cast 2,000 votes for every one Series A Preferred Shares held. The Company shall not, without the affirmative vote or written consent of the holders of at least a majority of the outstanding Series A Preferred Shares (i) authorize or create any additional class or series of stock ranking prior to or on a parity with the Series A Preferred Shares as to the dividends or the distribution of assets upon liquidation, or (ii) change any of the rights, privileges or preferences of the Series A Preferred Shares.

(b)

Class Vote. Except as otherwise required by law or by this Section 6(b), holders of the Corporation's Common Stock and Series A Preferred Shares shall vote as a single class on all matters submitted to the stockholders.

SECTION 7.

REDEMPTION. The Preferred Stock shall have no redemption rights.

SECTION 8.

PROTECTIVE PROVISIONS. Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series A Preferred Stock are outstanding, this Company shall not without first obtaining the approval (by written consent, as provided by law or otherwise) of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a class:

(a)

Increase or decrease the total number of authorized shares of Series A Preferred Stock;

(b)

Effect an exchange, reclassification, or cancellation of all or a part of the Series A Preferred Stock, but excluding a stock split or reverse stock split of the Company’s Common Stock or Preferred Stock;

(c)

Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Preferred Stock; or

(d)

Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation.

For clarification, issuances of additional authorized shares of Series A Preferred under the terms herein shall not require the authorization or approval of the existing shareholders of Preferred Stock.

PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Preferred Stock. The Company may also designate and issue additional series of preferred stock from time to time in the sole discretion of the Company’s Board of Directors, which such rights, privileges, preferences and limitations shall be determined by the Company’s Board of Directors in its sole discretion, and which designations and issuances shall not require the approval of the holders of the Preferred Stock.

SECTION 9.

PREEMPTIVE RIGHTS. Holders of Preferred Stock and holders of Common Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company, except as specifically set forth herein or in any other document agreed to by the Company.

SECTION 10.

REPORTS. The Company shall mail to all holders of Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

SECTION 11.

NOTICES. In addition to any other means of notice provided by law or in the Company’s Bylaws, any notice required by the provisions of this Designation to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at such Holder's address appearing on the books of the Company.

SECTION 12.

MISCELLANEOUS.

(a)

The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b)

Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c)

The Company will provide to the Holders of the Series A Preferred Stock all communications sent by the Company to the holders of the Common Stock.

(d)

Except as may otherwise be required by law, the shares of the Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designations.

(e)

Shares of Common Stock converted into Series A Preferred Stock shall be retired and canceled and shall have the status of authorized but unissued shares of Common Stock of the Company undesignated and may with any and all other authorized but unissued shares of Common Stock of the Company be designated or re-designated and issued or reissued.

(f)

Notwithstanding the above terms and conditions of this Designation, the Liquidation Preference and the dollar amounts and share numbers set forth herein shall be subject to adjustment, as appropriate, whenever there shall occur a stock split, stock dividend, combination, reclassification or other similar event involving shares of the Series A Preferred Stock. Such adjustments shall be made in such manner and at such time as the Board of Directors in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution duly adopted by the Board of Directors. Upon any such equitable adjustment, the Company shall promptly deliver to each Holder a notice describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the increased or decreased Liquidation Preference following such adjustment.

(g)

With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any redemption, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action, or the vote upon any action with respect to which the Holders are entitled to vote. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

IN WITNESS WHEREOF, the Company has caused this statement to be duly executed by its this 10th day of March, 2017

APT SYSTEMS, INC.

/s/ Glenda Dowie
Glenda Dowie, President and CEO

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